Exhibit 99.1

GENESCO NAMES TOM GEORGE CHIEF FINANCIAL OFFICER

NASHVILLE, Tenn., Oct. 21, 2021 – Genesco Inc. (NYSE: GCO) today announced that Thomas A. George has been named senior vice president-finance and chief financial officer, effective October 20, 2021, elevating his role from the interim position he has held since December 2020.  George is expected to serve in this position through at least March 2024.

George comes to Genesco with significant financial executive experience in the consumer brand and retail sectors. He previously served nine years as chief financial officer of the global footwear company, Deckers Brands, where, during his tenure, the company doubled its revenue and increased its market capitalization fourfold.  Earlier in his career, he was chief financial officer of Oakley, the global eyewear brand, and served in the same capacity at companies in the technology and medical device industries.  George graduated from the University of Southern California with a bachelor of science in business administration and is a Certified Public Accountant.

Mimi E. Vaughn, board chair, president and chief executive officer, said, “Given his extensive background and footwear experience, Tom is uniquely qualified to be Genesco’s CFO. Tom has made significant contributions since joining Genesco late last year. He is an exceptional leader, and his strategic insight, strong financial leadership, and comprehensive knowledge of the footwear industry have been invaluable as we navigate through the end of pandemic. Tom is a valued member of the Genesco management team, and we very much look forward to working with him as we drive value executing our footwear focused strategies, namely accelerating digital and omnichannel, reshaping our cost structure and growing the branded side of Genesco’s business.”

George added, “I look forward to working with Mimi and the Genesco management team as we continue to capitalize on synergies to drive growth and profitability across our footwear focused portfolio. Genesco’s recent results and momentum coming out of the pandemic are a testament that we have the right team and the right strategy to successfully drive shareholder value.”

About Genesco Inc.

Genesco Inc., a Nashville-based specialty retail and branded company, sells footwear and accessories in more than 1,435 retail stores throughout the U.S., Canada, the United Kingdom and the Republic of Ireland, principally under the names Journeys, Journeys Kidz, Little Burgundy, Schuh, Schuh Kids, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.littleburgundyshoes.com, www.schuh.co.uk, www.johnstonmurphy.com, www.johnstonmurphy.ca, www.nashvilleshoewarehouse.com, and www.dockersshoes.com. In addition, Genesco sells footwear at wholesale under its Johnston & Murphy brand, the licensed Levi’s brand, the licensed Dockers brand, the licensed Bass brand, and other brands. Genesco is committed to progress in its diversity, equity and inclusion efforts, and the Company’s environmental, social and governance stewardship. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Genesco Inc. Media ContactGenesco Inc. Financial Contact

Claire S. McCallDave Slater

Director, Corporate RelationsVice President, Financial Planning & Analysis and IR

(615) 367-8283(615) 367-7604

cmccall@genesco.comdslater@genesco.com